EXHIBIT 10.14

EXECUTIVE SEVERANCE PLAN

BACKGROUND

The company’s Executive Severance Plan covers the company’s Chief Executive Officer, Chief Financial Officer and each Vice President of the company, and such other officers as are designated to be eligible under this plan by the company’s Chief Executive Officer. The plan is a successor plan to that of FMC Technologies, which was approved by FMC Technologies’ Compensation Committee in January 2008.

APPLICATION

Only individuals involuntarily terminated by the company are eligible for benefits under the plan. Individuals must also remain with the company through a mutually acceptable release date for payments and benefits under the plan.

Individuals covered by the plan are not eligible for other pay or benefits available to JBT Corporation employees under the company’s Employee Severance Plan.

Individuals covered by the plan receive the same pay and benefits regardless of age or years of service.

No benefit will be paid under the plan that is duplicative of any benefit paid to an eligible individual under the company’s change in control agreement with such individual.

KEY PROVISIONS

Severance Amount:	15 months base pay and target bonus.

Current Year Bonus:	Pro rata payment of bonus based on salary through termination date, provided the performance goals underlying the bonus have been attained.

Medical/Dental Benefits:	Continued for 15 months; executive pays active employee premiums.

Retirement Benefits:	No enhanced benefits.

Other Insurance Benefits:	Cancelled at termination.

Long-Term Equity:	Judgment delegated to CEO for any special treatment of vested/unvested options or restricted stock.

Other Benefits:	Outplacement assistance
Vacation pay – earned, accrued and carried over (2 weeks maximum). Financial planning assistance. Tax preparation assistance.

Conditions:	Non-disclosure. Non-compete. Non-solicitation.